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Exhibit 3.38

Office of the Secretary of State/Corporations Division

For Profit Articles of Incorporation

We, the undersigned incorporators, hereby associate ourselves together to form and establish a corporation FOR profit under the laws of the State of Kansas.

Article One: Name of the corporation
OHI (KANSAS), INC.

DO NOT WRITE IN THIS SPACE

Article Two: Address of registered office in Kansas	c/o THE CORPORATION COMPANY, INC. 515 SO. KANSAS AVENUE,

TOPEKA	SHAWNEE,	66603

(City)	(County)	(Zip Code)
Name of resident agent at above address	THE CORPORATION COMPANY, INC.

Article Three: Nature of corporation business or purposes to be conducted or promoted is
To engage in any lawful act or activity for which corporations may be organized under the

General Corporation Code of the State of Kansas

Article Four: Total number of shares that this corporation shall be authorized to issue

	shares of		stock, class	par value of	dollars each
	shares of		stock, class	par value of	dollars each
1,000	shares of	Common	stock, class	without nominal or par value
	shares of		stock, class	without nominal or par value

If applicable, state any designations, powers, preferences, rights, qualifications, limitations or restrictions applicable to any class of stock or any special grant of authority to be given, to the board of directors

See attached rider

Article Five: Name and mailing address of each incorporator

Michael R. Dalida	30600 Telegraph Rd., Bingham Farms, MI 48025

Article Six: Name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified is

Essel W. Bailey, Jr.,	905 W Eisenhower

Suite 110

Ann Arbor, MI 48103

Article Seven: Is the corporation to exist perpetually? Yes    ☒        No    ☐

If no, the term for which this corporation is to exist is

In testimony whereof, we have hereunto subscribed our names the 9th day of Sept., A.D. 1994.

        Signatures must correspond exactly to the names of the incorporators listed in Article Six.

/s/ MICHAEL R. DALIDA

State of	Michigan

ss
County of	Oakland

Before me, a notary public in and for said county and state, personally appeared
Michael R. Dalida

who are known to me to be the same persons who executed the foregoing Articles of Incorporation and duly acknowledged the execution of the same. In witness whereof I have hereunto subscribed my name and affixed my official seal, this 9th day of Sept., A.D. 1994.

(Seal)
Notary Public

My appointment or commission expires 05-21-97.

Submit document in duplicate
with $75 filing fee to:

Corporations Division

Office of the Secretary of State,

2nd Floor, State capitol, Topeka, KS 66612-1594

ARTICLE FOUR

        No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of K.S.A. 17-6424 and any amendments thereto, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the date when such provision becomes effective.

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Office of the Secretary of State/Corporations Division For Profit Articles of Incorporation
ARTICLE FOUR